EXHIBIT 4.1

                          THIRD SUPPLEMENT TO INDENTURE

     THIS THIRD SUPPLEMENT TO INDENTURE, is dated as of December 31, 2004 (the "Supplement"), by and among CBOCS Kentucky, LLC, a Kentucky limited liability company ("CBOCS Kentucky"), CBOCS Pennsylvania, LLC, a Pennsylvania limited liability company ("CBOCS Pennsylvania"), and Wachovia Bank, National Association, as trustee (the "Trustee").

                              W I T N E S S E T H:

     WHEREAS, CBRL Group, Inc., a Tennessee corporation ("CBRL"), the Guarantors (as defined therein) which are party a thereto, and the Trustee executed that certain Indenture dated as of April 3, 2002, as supplemented by that certain First Supplement to Indenture dated as of June 19, 2002 and by that certain Second Supplement to Indenture dated as of July 30, 2004 (as so supplemented, the "Indenture"), providing for the issuance of certain Liquid Yield Option(TM) Notes due 2032 (Zero Coupon-Senior) in the principal amount at maturity of up to Four Hundred Twenty-Two Million Fifty Thousand and No/100 Dollars ($422,050,000) (the "Securities"), all of which currently are issued and outstanding; and

     WHEREAS, the Securities are fully guaranteed, on an unsecured senior basis, as to the payment of principal and interest by the Guarantors (as defined in the Indenture); and

     WHEREAS, Cracker Barrel Old Country Store, Inc., a Tennessee corporation and a Subsidiary (as defined in the Indenture) of CBRL, is a Guarantor (as defined in the Indenture) under the Indenture; and

     WHEREAS, Cracker Barrel Old Country Store, Inc. formed CBOCS Kentucky, a "domestic Subsidiary" (as defined in the Indenture), effective December 31, 2004; and

     WHEREAS, Cracker Barrel Old Country Store, Inc. formed CBOCS Pennsylvania, a "domestic Subsidiary" (as defined in the Indenture), effective December 31, 2004; and

     WHEREAS, Section 13.03 of the Indenture provides that any "domestic Subsidiary" (as defined in the Indenture) formed by a Subsidiary (as defined in the Indenture) of CBRL must execute and deliver to the Trustee a supplement to the Indenture pursuant to which such "domestic Subsidiary" (as defined in the Indenture) shall guarantee all of the obligations on the Securities; and

     WHEREAS, CBOCS Kentucky and CBOCS Pennsylvania must each become a Guarantor (as defined in the Indenture) of the Securities in compliance with Section 13.03 of the Indenture, this Supplement is required by the terms of the Indenture; and

     WHEREAS, all acts and proceedings necessary have been done to make this Supplement, when executed and delivered by CBOCS Kentucky, CBOCS Pennsylvania and the Trustee, the legal, valid and binding agreement of CBOCS Kentucky and CBOCS Pennsylvania in accordance with its terms.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     Section 1. Confirmation of the Indenture; Definitions. Except as amended and supplemented hereby, the Indenture is hereby confirmed and reaffirmed in all respects. Capitalized defined terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

     Section 2. Guarantee. CBOCS Kentucky and CBOCS Pennsylvania do each hereby guarantee all of the obligations on the Securities, whether for principal, interest (including contingent interest, and interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against CBRL under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), if any and other amounts due in connection therewith (including any fees, expenses and indemnities), on a senior unsecured basis on the terms and subject to the limitations set forth in the Indenture as if it were an original party thereto. On and after the date hereof, the obligations of CBOCS Kentucky and CBOCS Pennsylvania and the other Guarantors under the Indenture under their respective Guarantees shall be joint and several, and each reference in the Indenture to "Guarantor" shall be deemed to refer to all Guarantors, including, without limitation, CBOCS Kentucky and CBOCS Pennsylvania.

     Section 3. Effectiveness of Supplement. This Supplement shall become effective immediately upon the execution hereof by CBOCS Kentucky, CBOCS Pennsylvania and the Trustee.

     Section 4. Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 5. Governing Law. This Supplement shall be governed by and construed in accordance with the internal laws of the State of New York.

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


     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, all as of the date first above written.

                                         CBOCS KENTUCKY, LLC
ATTEST:                                  By:  CRACKER BARREL OLD COUNTRY STORE,
                                              INC.

/s/Michael J. Zylstra                   By: /s/Cyril J. Taylor
----------------------------------         -------------------------------------
Name: Michael J. Zylstra                Name:Cyril J. Taylor
      ----------------------------           -----------------------------------
Title: Secretary                        Title: Executive Vice President
       ---------------------------            ----------------------------------




                                        CBOCS PENNSYLVANIA, LLC
ATTEST:                                 By:  CRACKER BARREL OLD COUNTRY STORE,
                                             INC.

/s/Michael J. Zylstra                   By:/s/Cyril J. Taylor
----------------------------------         -------------------------------------
Name: Michael J. Zylstra                Name:Cyril J. Taylor
      ----------------------------           -----------------------------------
Title: Secretary                        Title:Executive Vice President
       ---------------------------            ----------------------------------




                                        WACHOVIA BANK, NATIONAL ASSOCIATION,
                                        AS TRUSTEE
ATTEST:


 /s/Laura Bass                          By: Wachovia Bank, N.A.
----------------------------------         -------------------------------------
Name: Laura Bass                        Name: Myra B. Stagge
      ----------------------------           -----------------------------------
Title: Assistant Vice President         Title: Assistant VP
       ---------------------------            ----------------------------------